Exhibit 99.1

      Gentiva(R) Health Services' Third Quarter Net Revenues Rise 6% to
                               $199.7 Million;

              Diluted Earnings Per Share Increases 31% to $0.17

    MELVILLE, N.Y., Oct. 30 /PRNewswire-FirstCall/ -- Gentiva Health Services, Inc. (Nasdaq: GTIV), the nation's largest provider of home health services, today announced third quarter 2003 financial results highlighted by a 6% increase in net revenues from the third quarter of 2002; a 31% increase in diluted earnings per share (EPS) to $0.17, driven primarily by a lower effective tax rate as well as improved operating results; and a strong balance sheet with quarter-end cash items of $104.3 million.
    Net revenues for the third quarter ended September 28, 2003 were $199.7 million compared to $188.4 million reported in the third quarter of 2002. Revenue growth was fueled by two major payor groups that are the subject of Gentiva's strategic focus: Medicare, whose third quarter revenue increased 11% over the same period a year earlier despite lower reimbursement rates that went into effect in late 2002; and commercial insurance and other, whose revenue rose 7.5% due primarily to the ongoing positive impact of managed care contracts signed during the past year. As anticipated, revenue from Medicaid and other government programs declined slightly as Gentiva continued its strategy of tapering or terminating participation in certain low-margin Medicaid and state and county programs.
    Net income for the third quarter of 2003 was $4.5 million, or $0.17 per diluted share, compared to net income of $3.6 million, or $0.13 per diluted share, for the corresponding period of 2002. Results for the third quarter of 2002 included income from continuing operations of $2.7 million, or $0.10 per diluted share; a loss from discontinued operations of $0.5 million, or $0.02 per diluted share; and income from the cumulative effect of an accounting change relating to goodwill of $1.4 million, or $0.05 per diluted share. Seasonal factors have traditionally made the third quarter the least active of the year for Gentiva.
    For the nine months ended September 28, 2003, net revenues were $610.2 million, up 5.8% from the $576.9 million reported in the corresponding period of 2002. Net income for the first nine months of 2003 was $15.0 million, or $0.55 per diluted share, compared with a loss of $54.4 million, or $2.08 per diluted share, for the corresponding period of 2002. The nine-month 2002 results included income from discontinued operations of $191.6 million, or $7.34 per share, related to both the operating results of Gentiva's Specialty Pharmaceutical Services (SPS) business and the gain on its June 2002 sale, net of related transaction costs and income taxes. Excluding these discontinued operations and the cumulative effect of the accounting change relating to goodwill of $189.1 million, or $7.24 per diluted share, in 2002, the net loss from continuing operations for the first nine months of 2002 was $56.9 million, or $2.18 per diluted share, including restructuring and special charges. (See Note 3 below.)
    "The third quarter and first nine months of 2003 have been marked by sustained revenue and profit growth, gross margin and balance sheet improvements, and an ongoing focus on quality, efficiency and stability to operate effectively in a changing health care environment," said Chairman and CEO Ron Malone. "Our third quarter Medicare revenue growth demonstrated an improved referral flow, increasing ability to turn referrals into admissions, and some initial benefits of investing in an expanded sales force. Our commercial insurance growth signals progress toward achievement of our managed care revenue goals."
    Malone said the Company's strong cash position allows Gentiva to continue to make investments in improving the performance of nursing operations, increasing sales, developing new and expanded offerings, deploying new technologies for enhanced patient care and greater efficiency, focusing on recruitment and retention to strengthen the Company's position as an employer of choice, and funding other strategic areas. He noted, for example, that Gentiva's more effective, centralized recruiting and retention programs launched earlier this year had helped to increase Gentiva's full-time caregiver staff in the third quarter.
    Gentiva updated its revenue guidance for the 2003 fiscal year to a range of $810 to $820 million (versus the prior range of $800 to $820 million) and its earnings guidance to a range of $0.71 to $0.75 per diluted share (versus the prior range of $0.69 to $0.74), which assumes an effective tax rate of under 9%.
    The Company also announced its preliminary outlook for 2004 with full year net income in the range of $0.55 to $0.62 per diluted share. The diluted earnings per share range assumes that the Company returns to a normalized tax rate as a result of the reversal of the valuation allowance against net deferred tax assets. Gentiva expects growth in full year 2004 revenues, excluding Gentiva's largest customer, CIGNA Health Corporation (CIGNA), to be in a range of 8% to 12%. Malone said that negotiations for the 2004 contract with CIGNA are not complete and that each part of the contract is being examined closely by both parties. While the Company currently expects to reach an agreement with CIGNA, the agreement is likely to differ from the contracts of previous years and could adversely impact Gentiva's actual financial results for the coming year.

    Non-GAAP Financial Measures
    The information provided in the following tables includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

    Conference Call and Web Cast Details
    The Company will comment further on its third quarter 2003 results and its 2004 preliminary outlook during its quarterly conference call and live web cast to be held this morning, October 30, 2003, at 10:00 a.m. Eastern Standard Time. To participate in the call from the United States or Canada, dial: (952) 556-2844. The web cast is an audio only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. To hear the web cast, log onto http://www.gentiva.com/investor/events.asp. This press release is also accessible at the same link, and a transcript of the conference call will be available on the site within 24 hours after the call.

    About Gentiva Health Services
    Gentiva Health Services is the nation's largest home health services provider. Gentiva serves patients through more than 350 direct service delivery units and through CareCentrix(R), which manages home health care services for many major managed care organizations throughout the United States. The Company is a single source for skilled nursing; physical, occupational, speech and neuro-rehabilitation services; social work; nutrition; disease management education and help with daily living activities, as well as other therapies and services. The Company brings home health care services to approximately half a million patients each year. Gentiva's revenues are generated from commercial insurance, federal and state government programs and individual consumers. For more information, visit Gentiva's web site, www.gentiva.com, and its investor relations section at http://www.gentiva.com/investor.



      (in 000's, except per share data)                            3rd Quarter                    Nine Months
                                                                   -----------                    -----------
                                                                2003         2002               2003        2002
                                                                ----         ----               ----        ----
 Statement of Operations
      Net revenues                                            $ 199,698   $ 188,443          $ 610,160   $ 576,865
      Cost of services sold                                     130,457     124,898            402,529     392,976
                                                                -------     -------           --------   ---------
      Gross profit                                               69,241      63,545            207,631     183,889
      Selling, general and administrative expenses              (62,738)    (57,480)          (186,332)   (219,590)
      Depreciation and amortization                              (1,689)     (1,724)            (5,164)     (5,465)
                                                                -------     -------           --------   ---------
      Operating income (loss)                                     4,814       4,341             16,135     (41,166)
      Interest income, net                                           93         162                275         741
                                                                -------     -------           --------   ---------
      Income (loss) before income taxes from
        continuing operations                                     4,907       4,503             16,410     (40,425)
      Income tax expense                                            360       1,765              1,415      16,429
                                                                -------     -------           --------   ---------
      Income (loss) from continuing operations                    4,547       2,738             14,995     (56,854)
      Discontinued operations, net of tax                            --        (563)                --     191,578
                                                                -------     -------           --------   ---------
      Income before cumulative effect of accounting change        4,547       2,175             14,995     134,724
      Cumulative effect of accounting change, net of tax             --       1,392                 --    (189,076)
                                                                -------     -------           --------   ---------
      Net income (loss)                                         $ 4,547     $ 3,567           $ 14,995   $ (54,352)
                                                                =======     =======           ========   =========

 Earnings per Share
    Basic:
      Income (loss) from continuing operations                  $  0.18     $  0.10           $   0.57   $   (2.18)
      Discontinued operations, net of tax                            --       (0.02)                --        7.34
      Cumulative effect of accounting change, net of tax             --        0.06                 --       (7.24)
                                                                -------     -------           --------   ---------
      Net income (loss)                                         $  0.18     $  0.14           $   0.57   $   (2.08)
                                                                =======     =======           ========   =========

      Average shares outstanding                                 25,972      26,365             26,399      26,117
                                                                =======     =======           ========   =========

    Diluted:
      Income (loss) from continuing operations                  $  0.17     $  0.10           $   0.55   $   (2.18)
      Discontinued operations, net of tax                            --       (0.02)                --        7.34
      Cumulative effect of accounting change, net of tax             --        0.05                 --       (7.24)
                                                                -------     -------           --------   ---------
      Net income (loss)                                         $  0.17     $  0.13           $   0.55   $   (2.08)
                                                                =======     =======           ========   =========

      Average shares outstanding                                 27,098      27,483             27,452      26,117
                                                                =======     =======           ========   =========

 Balance Sheet
    ASSETS                                                 Sep 28, 2003   Dec 29, 2002
    ------                                                 ------------   ------------
      Cash, cash equivalents and restricted cash              $ 104,327   $ 101,241
      Net receivables                                           130,307     125,078
      Prepaid expenses and other current assets                   6,924      10,534
                                                              ---------   ---------
           Total current assets                                 241,558     236,853

      Fixed assets, net                                          12,268      13,025
      Other assets                                               16,050      14,553
                                                              ---------   ---------
          Total assets                                        $ 269,876   $ 264,431
                                                              =========   =========

    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
      Accounts payable                                         $ 16,080    $ 16,865
      Payroll and related taxes                                   9,392      12,377
      Medicare liabilities                                       11,823      11,880
      Cost of claims incurred but not reported                   30,577      27,899
      Obligations under insurance programs                       37,665      37,829
      Other accrued expenses                                     25,627      25,664
                                                              ---------   ---------
           Total current liabilities                            131,164     132,514

      Other liabilities                                          18,141      18,869
      Shareholders' equity                                      120,571     113,048
                                                              ---------   ---------
           Total liabilities and shareholders' equity         $ 269,876   $ 264,431
                                                              =========   =========

      Common shares outstanding                                  25,967      26,385
                                                              =========   =========

                                                                   3rd Quarter                    Nine Months
                                                                   -----------                    -----------
                                                                2003         2002               2003        2002
                                                                ----         ----               ----        ----
 Supplemental Information
      Net Revenues:
      Medicare                                                $  43,977   $  39,541          $ 128,502   $ 122,235
      Medicaid and Other Government                              40,718      41,939            125,721     125,309
      Commercial Insurance and Other                            115,003     106,963            355,937     329,321
                                                              ---------   ---------          ---------   ---------
           Total net revenues                                 $ 199,698   $ 188,443          $ 610,160   $ 576,865
                                                              =========   =========          =========   =========

A reconciliation of income (loss) from continuing operations, average diluted shares outstanding and diluted earnings per share between As Reported and Pro Forma amounts follows (1):

      Income (loss) from Continuing Operations- As Reported     $ 4,547     $ 2,738           $ 14,995   $ (56,854)
      Add: income tax expense - As Reported (2)                     360       1,765              1,415      16,429
                                                                -------     -------           --------   ---------
      Income (loss) before income taxes from continuing
        operations                                                4,907       4,503             16,410     (40,425)
      Add: restructuring and special charges (3)                     --          --                 --      46,056
                                                                -------     -------           --------   ---------
      Income before income taxes and restructuring and special
         charges from continuing operations                       4,907       4,503             16,410       5,631
      Less: income tax expense - At assumed 39% rate              1,914       1,756              6,400       2,196
                                                                -------     -------           --------   ---------
      Income from Continuing Operations - Pro Forma             $ 2,993     $ 2,747           $ 10,010     $ 3,435
                                                                =======     =======           ========   =========

      Average diluted shares outstanding - As Reported           27,098      27,483             27,452      26,117
      Add: common stock equivalents (4)                              --          --                 --       1,242
                                                                -------     -------           --------   ---------
      Average diluted shares outstanding - Pro Forma             27,098      27,483             27,452      27,359
                                                                =======     =======           ========   =========
      Diluted Earnings per Share
      Income (loss) from Continuing Operations -
        As Reported                                             $  0.17     $  0.10           $   0.55     $ (2.18)
                                                                =======     =======           ========   =========
      Income from Continuing Operations - Pro Forma             $  0.11     $  0.10           $   0.36     $  0.13
                                                                =======     =======           ========   =========

     Notes:
     1) Although Income from Continuing Operations - Pro Forma is a non-GAAP financial measure, management believes that the presentation of income from continuing operations as calculated using an effective tax rate of 39% and excluding restructuring and special charges is a useful adjunct to Income (Loss) from Continuing Operations - As Reported under GAAP because it measures the Company's performance in a consistent manner between the results for the third quarter and first nine months of fiscal 2003 and 2002. In addition, Income from Continuing Operations - Pro Forma facilitates comparison between Gentiva and other companies. Furthermore, due to the unusual historical relationship between income tax expense and income before income taxes from continuing operations as described in Note 2, the presentation of Income from Continuing Operations - Pro Forma incorporates an effective tax rate, which may be more representative of the Company's normalized rate. Management also believes that the restructuring and special charges recorded in the second quarter of fiscal 2002 should be excluded from Income from Continuing
        Operations - Pro Forma for the nine months of fiscal 2002, as these costs represent non-recurring charges associated with business realignment activities related to the sale of the SPS business and other costs described in Note 3. For these reasons, management believes that Income from Continuing Operations - Pro Forma is useful to investors. Investors should not view Income from Continuing Operations - Pro Forma as an alternative to the GAAP measure of Income
        (Loss) from Continuing Operations.

     2) For the third quarter and first nine months of 2003, income tax expense approximated $0.4 million and $1.4 million, respectively, representing effective tax rates of 7.3% and 8.6%, respectively. The estimated income tax expense was comprised of state income taxes. The effective tax rates were lower than the statutory tax rate due to the reversal of a portion of the valuation allowance relating to the realization of tax benefits associated with a net operating loss carry forward and other net deferred tax assets. During the first nine months of 2002, income tax expense relating to continuing operations was $16.4 million. The estimated income tax expense includes a provision of $26.9 million that was recorded in the first quarter of fiscal 2002 to establish a valuation allowance against certain deferred tax assets that were recorded with the adoption of FAS No. 142 and the subsequent write-off of goodwill; the corresponding tax benefit for the same amount was recorded in the cumulative effect of accounting change line during the 2002 period.

     3) Restructuring and special charges recorded by Gentiva during the first nine months of 2002 aggregated $46.1 million, of which $6.3 million was recorded in cost of services sold and $39.8 million was recorded in selling, general and administrative expenses. These charges consisted primarily of restructuring charges relating to severance and lease payments associated with the realignment and consolidation of business activities of $6.8 million; cash payments and related expenses in connection with the Company's tender offer to purchase and cancel outstanding stock options of $21.4 million; settlement costs of $7.7 million; a refinement of the estimation process associated with the Company's actuarially determined workers' compensation and professional liability insurance reserves of $6.3 million; and, asset writedowns and the write-off of deferred debt issuance costs associated with the terminated credit facility of $3.8 million.

     4) The computations of diluted earnings per share for the Company's Income from Continuing Operations - Pro Forma for the first nine months of 2002 include the effect of an incremental 1,242,000 shares that would be issuable upon the assumed exercise of stock options under the treasury stock method. For purposes of the computation of diluted earnings (loss) per share for the Company's Income (Loss) from Continuing Operations - As Reported for the first nine months of fiscal 2002, these incremental shares were excluded, since their inclusion would be antidilutive on earnings.

    Forward-Looking Statement
    Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for health care reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets the Company operates in; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payor sources; ability of customers to pay for services; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies. For a detailed discussion of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission (SEC), including the "risk factors" section contained in the Company's annual report on Form 10-K for the year ended December 29, 2002.

     Financial and Investor Contact:   John R. Potapchuk
                                       631-501-7035
                                       john.potapchuk@gentiva.com

     Media Contact:                    David Fluhrer
                                       631-501-7102
                                       david.fluhrer@gentiva.com

SOURCE  Gentiva Health Services, Inc.
    -0-                             10/30/2003
    /CONTACT: Financial and Investors - John R. Potapchuk, +1-631-501-7035, john.potapchuk@gentiva.com or Media - David Fluhrer, +1-631-501-7102, david.fluhrer@gentiva.com, both of Gentiva Health Services, Inc./
    /Company News On-Call: http://www.prnewswire.com/comp/657293.html / /Web site: http://www.gentiva.com
                http://www.gentiva.com/investor/events.asp /
    (GTIV)

CO:  Gentiva Health Services, Inc.
ST:  New York
IN:  HEA
SU:  ERN CCA